Exhibit 99.1

Bridgetown 2 Holdings Limited Announces Pricing of $260 Million Initial Public Offering

Hong Kong, Jan. 25, 2021 (GLOBE NEWSWIRE) -- Bridgetown 2 Holdings Limited (the “Company”) announced today the pricing of its initial public offering of 26,000,000 Class A ordinary shares at a price of $10.00 per share. The Class A shares will be listed on The Nasdaq Capital Market (the “Nasdaq”) and trade under the ticker symbol “BTNB” beginning on January 26, 2021. The offering is expected to close on January 28, 2021.

Bridgetown 2 Holdings Limited is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on a target with operations or prospective operations in the technology, financial services, or media sectors in Southeast Asia, although it may also explore compelling opportunities in South Asia. The Company is led by Chief Executive Officer and Chief Financial Officer, Daniel Wong, and Chairman Matt Danzeisen.

Citigroup Global Markets Inc. and BTIG, LLC are acting as joint-book running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,900,000 Class A ordinary shares at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (800) 831-9146; or BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at equitycapitalmarkets@btig.com.

Cautionary Note Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Pansy Poon +852-6609-8565 Pansy.yt.poon@pcg-group.com	Karin Wong +852-9755-6265 Karin.Wong@pcg-group.com